Exhibit 10.18

Private & confidential

Dated: 28th July, 2016

ALPHA BANK A.E.

(as Lender)

- and -

LEADER SHIPPING CO.

(as borrower)

SECOND SUPPLEMENTAL AGREEMENT in relation to a Loan Agreement dated 6th March, 2015 for a loan facility of (initially) US$8,750,000

Theo V. Sioufas & Co.

Law Offices

Piraeus

THIS AGREEMENT (hereinafter called “this Agreement”) is made this 28th day of July, 2016;

B E T W E E N

(1)	ALPHA Bank A.E., a banking société anonyme incorporated in and pursuant to the laws of the Hellenic Republic with its head office at 40 Stadiou Street, Athens GR 102 52, Greece, acting, except as otherwise herein provided through its office at 93 Akti Miaouli, Piraeus, Greece (hereinafter called the “Lender”, which expression shall include its successors and assigns); and

(2)	LEADER SHIPPING CO., a company duly incorporated and validly existing under the laws of the Republic of the Marshall Islands having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 (hereinafter called the “Borrower”, which expression shall include its successors);

IS SUPPLEMENTAL to a loan agreement dated 6th March, 2015 made between (i) the Lender as lender, and (ii) the Borrower, as borrower, as amended and/or supplemented by a first supplemental agreement (the “First Supplemental Agreement”) dated 23rd December, 2015 (the said loan agreement as amended and/or supplemented by the First Supplemental Agreement is hereinafter called the “Principal Agreement”), on the terms and conditions of which the Lender agreed to advance and has advanced to the Borrower a loan of up to United States Dollars Eight million seven hundred fifty thousand Dollars (US$8,750,000), for the purpose therein specified (the Principal Agreement as hereby amended and/or supplemented and as the same may hereinafter be amended and/or supplemented called the “Loan Agreement”).

W H E R E A S :

(A)	the Borrower hereby acknowledges and confirms that (a) the Lender has advanced to the Borrower the full amount of the Loan in the principal amount of United States Dollars Eight million seven hundred fifty thousand Dollars (US$8,750,000) and (b) as of the Effective Date the principal amount of United States Dollars Seven million seven hundred thousand (US$7,700,000) in respect of the Loan remains outstanding;

(B)	pursuant to a guarantee dated 17th March 2015 as amended and/or supplemented by a deed of amendment of guarantee (the “Guarantee Deed of Amendment No. 1”) dated 23rd December, 2015 (the said guarantee as amended and/or supplemented by the Guarantee Deed of Amendment No. 1 is hereinafter called the “Corporate Guarantee”) Seanergy Maritime Holdings Corp., of the Marshall Islands (the “Corporate Guarantor”) irrevocably and unconditionally guaranteed the due and timely repayment of the Loan and interest and default interest accrued thereon and the performance of all the obligations of the Borrower under the Loan Agreement and the Security Documents executed in accordance thereto;

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(C)	the Borrower has requested the Lender to grant its consent to (inter alia):

(a)	the amendment of the repayment schedule of the Loan;

(b)	the amendment of Clause 8.1(j) (Liquidity) of the Principal Agreement;

(c)	the waiver of the “liquidity” covenants set out in Clause 8.1(j) (Liquidity) and Clause 8.6(a) (Liquidity) of the Principal Agreement; and

(d)	the waiver of the obligation of the Borrower under Clause 8.5(a) (Security Shortfall)

and the Lender has agreed thereto conditionally upon terms that the Principal Agreement shall be amended in the manner hereinafter set out in Clause 5 of this Agreement.

NOW THEREFORE IT IS HEREBY AGREED AS FOLLOWS:

1.	Definitions

1.1	Words and expressions defined in the Principal Agreement and not otherwise defined herein (including the Recitals hereto) shall have the same meanings when used in this Agreement.

1.2	In addition, in this Agreement the words and expressions specified below shall have the meanings attributed to them below:

“Applicable Sanctions" means any Sanctions by which any Security Party is bound or to which it is subject (which shall include, without limitation, any extra-territorial sanctions imposed by law or regulation of the United States of America) or, regards a regulation, compliance with which is reasonable in the ordinary course of business of any Security Party;

“DOC Amendment No. 1” means the amendment No. 1 to the Deed of Covenants supplemental to the first priority Bahamian ship mortgage dated 19th March, 2015 registered over the Vessel in favour of the Lender, whereby such Deed of Covenants shall be amended, executed or (as the context may require) to be executed by the Owner thereof in favour of the Lender, in form and substance satisfactory to the Lender.

“Effective Date” means the date hereof or such earlier or later date as the Lender may agree in writing, upon which all the conditions contained in Clause 4 shall have been satisfied and this Agreement shall become effective;

“Guarantee Deed of Amendment No. 2” means the second deed of amendment of the Corporate Guarantee to be executed by the Corporate Guarantor in favour of the Lender in form and substance satisfactory to the Lender;

“Loan Agreement” means the Principal Agreement as hereby amended and as the same may from time to time be further amended and/or supplemented;

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“Prohibited Person” means any person (whether designated by name or by reason of being included in a class of persons) against whom Sanctions are directed;

“Sanctions” means any sanctions, embargoes, freezing provisions, prohibitions or other restrictions relating to trading, doing business, investment, exporting, financing or making assets available (or other activities similar to or connected with any of the foregoing):

(a)	imposed by law or regulation of the United Kingdom, the Council of the European Union, the United Nations or its Security Council;

(b)	imposed by CISADA; or

(c)	otherwise imposed by any law or regulation by which the relevant Security Party is bound or, as regards a regulation, compliance with which is reasonable in the ordinary course of business of the relevant Security Party and for which a waiver or suspension has not been obtained; and

1.3	(a) Where the context so admits words importing the singular number only shall include the plural and vice versa and words importing persons shall include firms and corporations, (b) clause headings are inserted for convenience of reference only and shall be ignored in construing this Agreement, (c) references to Clauses are to clauses of this Agreement save as may be otherwise expressly provided in this Agreement and (d) all capitalised terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Loan Agreement.

2.	Representations and warranties

2.1	The Borrower hereby represents and warrants to the Lender as at the date hereof that the representations and warranties set forth in the Principal Agreement and the Security Documents (updated mutatis mutandis to the date of this Agreement) are (and will be on the Effective Date) true and correct as if all references therein to “this Agreement” were references to the Principal Agreement as amended and supplemented by this Agreement.

2.2	In addition to the above, the Borrower hereby represents and warrants to the Lender as at the date of this Agreement that:

a.	the Borrower is duly formed, is validly existing and in good standing under the laws of the place of its incorporation and has full power to carry on its business as it is now being conducted and to enter into and perform its obligations under the Principal Agreement and this Agreement and has complied with all statutory and other requirements relative to its business and does not have an established place of business in any part of the United Kingdom or the USA;

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b.	all necessary licences, consents and authorities, governmental or otherwise under this Agreement and the Principal Agreement have been obtained and, as of the date of this Agreement, no further consents or authorities are necessary for any of the Security Parties to enter into this Agreement or otherwise perform its obligations hereunder;

c.	this Agreement constitutes the legal, valid and binding obligations of the Security Parties thereto enforceable in accordance with its terms;

d.	the execution and delivery of, and the performance of the provisions of this Agreement do not, and will not contravene any applicable law or regulation existing at the date hereof or any contractual restriction binding on any of the Security Parties or its respective constitutional documents;

e.	no action, suit or proceeding is pending or threatened against the Borrower or its assets before any court, board of arbitration or administrative agency which could or might result in any material adverse change in the business or condition (financial or otherwise) of any of the Borrower or the other Security Parties;

f.	the Borrower is not and at the Effective Date will not be in default under any agreement by which it is or will be at the Effective Date bound or in respect of any financial commitment, or obligation;

g.	FATCA: Neither the Borrower nor the Corporate Guarantor is a FATCA FFI or a US Tax Obligor; and

h.	Sanctions:

(i)	neither the Borrower nor the Corporate Guarantor is a Prohibited Person nor is owned or controlled by, or acting directly or indirectly on behalf of or for the benefit of, a Prohibited Person and none of the Borrower or the Corporate Guarantor owns nor controls a Prohibited Person; and

(ii)	no proceeds of the Loan have been made available, directly or indirectly, to or for the benefit of a Prohibited Person or otherwise shall be, directly or indirectly, applied in a manner or for a purpose prohibited by Applicable Sanctions; and

2.3	The representations and warranties of the Borrower in this Agreement shall survive the execution of this Agreement and shall be deemed to be repeated at the commencement of each Interest Period.

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3.	Agreement of the Lender

The Lender, relying upon each of the representations and warranties set out in Clause 2 hereby agrees with the Borrower, subject to and upon the terms and conditions of this Agreement and in particular, but without limitation, subject to the fulfilment of the conditions precedent set out in Clause 4 that the Principal Agreement be amended in the manner more particularly set out in Clause 5.

4.	Conditions

4.1	The agreement of the Lender contained in Clause 3 shall be expressly subject to the condition that the Lender shall have received on or before the Effective Date in form and substance satisfactory to the Lender and its legal advisers

a.	a certified true copy of the certificate of good standing or other equivalent document issued by the competent authorities of the place of its incorporation in respect of each of the Borrower and the Corporate Guarantor;

b.	certified and duly legalised copies of resolutions duly passed by the Board of Directors of the Borrower and the Corporate Guarantor and certified and duly legalised copies of the resolutions passed at a meeting of the shareholders of the Borrower and the Corporate Guarantor (and of any corporate shareholder thereof), if applicable, evidencing approval of this Agreement, the DOC Amendment No. 1 or the Guarantee Deed of Amendment No. 2 (as the case may be) and authorising appropriate officers or attorneys–in-fact to execute the same and to sign all notices required to be given under this Agreement on its behalf or other evidence of such approvals and authorisations as shall be acceptable to the Lender;

c.	all documents evidencing any other necessary action or approvals or consents with respect to this Agreement, including, but not limited to, certified and duly legalised Certificates of Incumbency issued by any of the Directors of the Borrower and the Corporate Guarantor evidencing approval of this Agreement and of the DOC Amendment No. 1 and authorising appropriate officers or attorneys-in-fact to execute the same and to sign all notices required to be given under this Agreement on its behalf or other evidence of such approvals and authorisations as shall be acceptable to the Lender;

d.	the original of any power(s) of attorney issued in favour of any person executing this Agreement and of the DOC Amendment No. 1 on behalf of the Borrower and the Corporate Guarantor;

e.	all documents evidencing any other necessary action or approvals or consents with respect to this Agreement;

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f.	the DOC Amendment No.1 duly executed by the relevant parties thereto;

g.	such favourable legal opinions from lawyers acceptable to the Lender and its legal advisors as the Lender shall require; and

h.	Evidence in form and substance satisfactory to the Lender that the first installment of the rescheduling fee in the amount of Dollars Seven thousand five hundred ($7,500), as provided in Clause 11.1 herein below, has been paid to the Lender.

5.	Variations to the Principal Agreement

5.1	In consideration of the agreement of the Lender contained in Clause 3, the Borrower hereby agrees with the Lender that (subject to the satisfaction of the conditions precedent contained in Clause 4), the provisions of the Principal Agreement shall be varied and/or amended and/or supplemented as follows:

a.	with effect as from the Effective Date, the following definitions of Clause 1.2 (Definitions) of the Principal Agreement shall be amended to read as follows:

“Balloon Instalment” means the part of the Loan amounting to Four million five hundred fifty thousand Dollars ($4,550,000);

b.	with effect as from the Effective Date, the following new definitions shall be added to Clause 1.2 (Definitions) of the Principal Agreement reading as follows:

“Applicable Sanctions” means any Sanctions by which any Security Party is bound or to which it is subject (which shall include, without limitation, any extra-territorial sanctions imposed by law or regulation of the United States of America) or, as regards a regulation, compliance with which is reasonable in the ordinary course of business of any Security Party;

“CISADA” means the United States Comprehensive Iran Sanctions, Accountability and Divestment Act of 2010 as it applies to non-US persons;”

“Deferred Amount” means the aggregate amount of Dollars Six hundred thousand ($600,000) by which the next four (4) Repayment Instalments shall be reduced and which shall be added to the Balloon Instalment;

“DOC Amendment No. 1” means the amendment No. 1 to the Deed of Covenants supplemental to the first priority Bahamian ship mortgage dated 19th March, 2015 registered over the Vessel in favour of the Lender, whereby such Deed of Covenants shall be amended, executed or (as the context may require) to be executed by the Owner thereof in favour of the Lender, in form and substance satisfactory to the Lender.”

“Prohibited Person” means any person (whether designated by name or by reason of being included in a class of persons) against whom Sanctions are directed;

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“Sanctions” means any sanctions, embargoes, freezing provisions, prohibitions or other restrictions relating to trading, doing business, investment, exporting, financing or making assets available (or other activities similar to or connected with any of the foregoing):

(a)	imposed by law or regulation of the United Kingdom, the Council of the European Union, the United Nations or its Security Council; or

(b)	imposed by CISADA; or

(c)	otherwise imposed by any law or regulation by which the relevant Security Party is bound or, as regards a regulation, compliance with which is reasonable in the ordinary course of business of the relevant Security Party and for which a waiver or suspension has not been obtained;

“Second Supplemental Agreement” means the Second Supplemental Agreement dated … July, 2016 supplemental to this Agreement to be executed and made between (inter alios) the Borrower and the Lender whereby this Agreement shall be amended as there in provided.;

c.	with effect as from the Effective Date, the parties agree that the next four (4) Repayment Instalments shall be reduced by the Deferred Amount which shall be added to the Balloon Instalment, as a result of which Clause 4.1 (a) (Repayment) of the Principal Agreement shall be amended to read as follows:

“4.1	Repayment. The Borrower shall and it is expressly undertaken by the Borrower to repay the outstanding principal amount of the Loan amounting as of the date of the Second Supplemental Agreement to Dollars Seven million seven hundred thousand ($7,700,000) by: (a) fifteen (15) consecutive quarterly Repayment Instalments, the first of which to be repaid on the 17th September, 2016 and each of the subsequent ones consecutively falling due for payment on each of the dates falling three (3) months after the immediately preceding Repayment Date with the last (the 15th) of such Repayment Instalments falling due for payment on the Final Maturity Date and (b) the Balloon Installment payable together with the last (the 15th) Repayment Instalment on the Final Maturity Date; subject to the provisions of this Agreement, the amount of each of such Repayment Instalments shall be as follows:

(a)	1st to 4th (both incl.) Dollars One hundred thousand ($100,000) each; and

(b)	5th to 15th (both incl.) Dollars Two hundred fifty thousand ($250,000) each;

provided that (a) if a Repayment Date would otherwise fall after the Final Maturity Date, such last Repayment Date shall be the Final Maturity Date, (b) there shall be no Repayment Dates after the Final Maturity Date, (c) on the Final Maturity Date the Borrower shall also pay to the Lender any and all other monies then payable under this Agreement and the other Security Documents and (d) if any of the Repayment Instalments shall become due on a day which is not a Banking Day, the due date therefor shall be extended to the next succeeding Banking Day unless such Banking Day falls in the next calendar month, in which event such due date shall be the immediately preceding Banking Day.”;

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d.	with effect as from the Effective Date Clause 8.1(j) (Liquidity) of the Principal Agreement shall be amended to read as follows:

“(j)	Liquidity: ensure that as from 1st July, 2017 and throughout the remainder of the Security Period the Borrower shall maintain minimum liquidity in free deposits with the Lender in an amount equal to $500,000. For the avoidance of any doubt the Liquidity under this Clause is included in the Liquidity of the Guarantor under Clause 8.6(a) (Liquidity) of this Agreement and under Clause 5.3 (a) (Liquidity) of the Guarantee.”

e.	with effect as from the Effective Date the following proviso shall be added at the end of paragraph (b) of Clause 13.2 (Earnings Account) reading as follows:

“Provided always that the 80% of the Excess Earnings (if any) deriving from the Earnings of the Vessel during each financial year of the Borrower commencing with the financial year 2016 shall be applied by the Lender on the next Interest Payment Date following the delivery of the Excess Earnings Calculation Certificate (and the Borrower hereby irrevocably authorises and instructs the Lender so to do) towards payment of the Deferred Amount until same is fully repaid.

For the purposes of this Clause 13.2 (c):

“Excess Earnings” means in relation to any Excess Earnings Calculation Period, an amount as conclusively determined by the Lender at its reasonable discretion in accordance with the formula: Excess Earnings = Total Income minus Operating Expenses for the Excess Earnings Calculation Period minus Borrower’s Debt Service;

“Excess Earnings Calculation Certificate” means a certificate, in a form of the approval of the Lender, signed by a Director of the Borrowers, which shall include detailed calculation of the Excess Earnings for the relevant Excess Earnings Calculation Period and which shall be delivered to the Lender latest within 60 days after the end of the relevant Excess Earnings Calculation Period;

“Excess Earnings Calculation Period” means each successive 12-month period during the Security Period, starting from 1st January, 2016;

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“Operating Expenses” in relation to the Borrower means in aggregate (i) the Vessel’s operating expenses (including but not limited to crew, insurance, stores, spares, lubricants, repairs, safety/risk, vessel administration, survey/services), (ii) the incurred costs and expenses for Vessel dry-docking and special survey, (iii) the Vessel’s voyage expenses, if any, (iv) the Vessel’s total management fees and (v) the Borrower’s general and administrative expenses; and

“Total Income” in relation to an Excess Earnings Calculation Period and in relation to the Vessel means the total income of the Vessel for that Excess Earnings Calculation Period less brokerage fees and commissions and withholding taxes (if any).”

f.	With effect as from the Effective Date, a new clause numbered 8.9 under the heading “Sanctions” will be added in Clause 8 (Undertakings) reading as follows:

“8.9	Sanctions. The Borrower shall ensure that the Vessel will not be employed, and will not suffer the Vessel to be employed, and will not and will ensure that the Borrower does not conduct or undertake any business:

(a)	(i)	in breach of any embargo or sanction or prohibited order (or any similar order or directive) of:

(ii)	the United Nations Security Council;

(iii)	the European Union;

(iv)	the United Kingdom;

(v)	the United States of America;

(vi)	the Flag State;

(vii)	any state of which any officer or crew member of the Vessel is a national as they apply to their members or nationals; or

(b)	in any trade, carriage of goods or business which is forbidden by the laws of the United Kingdom or the European Union or the United States of America or the Flag State as they apply to their members or nationals, or any law applicable to the Borrower, the Manager, any charterer of the Vessel or any country which the Vessel may visit; or

(c)	in carrying illicit or prohibited goods; or

(d)	in a way which may make it liable to be condemned by a prize court or destroyed, seized or confiscated; or

(e)	in any manner contrary to any law or regulation in any relevant jurisdiction including but not limited to the any Applicable Sanctions;

and the Borrower shall generally, comply, or procure compliance with any Applicable Sanctions.

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g.	by amending paragraph (c)(i) of Clause 16.1(Notices) reading as follows:

“(i)	if to be sent to any Security Party, to:

c/o Seanergy Maritime Holdings Corp. 16 G. Lambraki str., Premiera Mall – 2nd floor, 16674 Glyfada, Greece Facsimile No: +30 210 9638404 Attention: Chief Executive Officer”;

h.	With effect as from the Effective Date the definition “Security Documents” shall be deemed to include the Security Documents as amended and/or supplemented in pursuance to the terms hereof and any document or documents (including if the context requires the Loan Agreement) that may now or hereafter be executed as security for the repayment of the Loan, interest thereon and any other moneys payable by the Borrower under the Principal Agreement and the Security Documents (as herein defined) as well as for the performance by the Borrower and the other Security Parties as defined in the Loan Agreement all obligations, covenants and agreements pursuant to the Principal Agreement, this Agreement and/or the Security Documents.

5.2	All references in the Principal Agreement to “this Agreement”, “hereunder” and the like and all references in the Security Documents to the “Loan Agreement” shall be construed as references to the Principal Agreement as amended and/or supplemented by this Agreement.

6.	Waiver of certain covenants

6.1	The Lender hereby agrees that with effect as from the 31st day of December, 2015 until the 1st day of July, 2017 the obligation of the Borrower under Clause 8.1(j) (Liquidity) shall be waived and is hereby waived for the duration of the said period.

6.2	The Lender hereby agrees that with effect as from the 31st day of December, 2015 until the 1st day of July, 2017 the obligation of the Guarantor under Clause 8.6(a) (Liquidity) shall be waived and is hereby waived for the duration of the said period.

6.3	The Lender hereby agrees that with effect as from the 31st day of December, 2015 until the 1st day of July, 2017 the obligation of the Borrower under Clause 8.5(a) (Security Shortfall) of the Principal Agreement shall be waived and is hereby waived for the duration of the said period.

7.	Continuance of Principal Agreement and the Security Documents

7.1	Save for the alterations to the Principal Agreement, and the Security Document made or to be made pursuant to this Agreement, and such further modifications (if any) thereto as may be necessary to make the same consistent with the terms of this Agreement, the Principal Agreement shall remain in full force and effect and the security constituted by the Security Documents executed by the Borrower shall continue to remain valid and enforceable and the Borrower hereby reconfirms its obligations under the Principal Agreement as hereby amended and under the Security Documents to which it is a party.

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8.	Entire agreement and amendment

8.1	The Principal Agreement, the other Security Documents, and this Agreement represent the entire agreement among the parties hereto with respect to the subject matter hereof and supersede any prior expressions of intent or understanding with respect to this transaction and may be amended only by an instrument in writing executed by the parties to be bound or burdened thereby.

8.2	This Agreement is supplementary to and incorporated in the Principal Agreement, all terms and conditions whereof, including, but not limited to, provisions on payments, calculation of interest and Events of Default, shall apply to the performance and interpretation of this Agreement.

9.	Fees and expenses

9.1	The Borrower shall pay to the Lender a rescheduling fee in the amount of Dollars Fifteen thousand ($15,000) payable as follows: (i) Dollars Seven thousand five hundred ($7,500) on the signing of this Agreement and (ii) Dollars Seven thousand five hundred ($7,500) payable within 30 days from the date hereof.

9.2	The Borrower agrees to pay to the Lender upon demand on a full indemnity basis and from time to time all costs, charges and expenses (including legal fees) incurred by the Lender in connection with the negotiation, preparation, execution and enforcement or attempted enforcement of this Agreement and any document executed pursuant thereto and/or in preserving or protecting or attempting to preserve or protect the security created hereunder and/or under the Security Documents.

9.3	The Borrower covenants and agrees to pay and discharge all stamp duties, registration and recording fees and charges and any other charges whatsoever and wheresoever payable or due in respect of this Agreement and/or any document executed pursuant hereto.

10.	Miscellaneous

10.1	The provisions of Clause 14 (Assignment, Transfer, Participation, Lending Office) and Clause 16.1 (Notices) (as hereby amended) of the Principal Agreement shall apply to this Agreement as if the same were set out herein in full.

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11.	Entire agreement and amendment; effect on Principal Agreement

11.1	Except to the extent that the Principal Agreement is expressly amended or supplemented by this Agreement, all terms and conditions of the Principal Agreement remain in full force and effect. This Agreement is supplementary to and incorporated in the Principal Agreement, all terms and conditions whereof, including, but not limited to, provisions on payments, calculation of interest and Events of Default, shall apply to the performance and interpretation of this Agreement.

11.2	The Principal Agreement, the other Security Documents, and this Agreement represent the entire agreement among the parties hereto with respect to the subject matter hereof and supersede any prior expressions of intent or understanding with respect to this transaction and may be amended only by an instrument in writing executed by the parties to be bound or burdened thereby.

12.	Applicable law and jurisdiction

12.1	This Agreement and any non-contractual obligations arising out or connected with it are governed by and shall be construed in accordance with English law and the provisions of Clause 17 (Law and Jurisdiction) of the Principal Agreement shall apply mutatis mutandis to this Agreement as if the same were set out herein in full.

12.2	No term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.

IN WITNESS whereof the parties hereto have caused this Agreement to be duly executed the date first above written.

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EXECUTION PAGE

the borrower

SIGNED by	)
Mrs. Theodora Mitropetrou	)
for and on behalf of	)
LEADER SHIPPING CO.	)	/s/ Theodora Mitropetrou
of Marshall Islands, in the presence of:	)	Attorney-in-fact

Witness:	/s/ Panagiota Sdrolia
Name:	Panagiota Sdrolia
Address:	13 Defteras Merarchias Str., Piraeus, Greece
Occupation:	Attorney-at-law

THE LENDER

SIGNED by	)
Mrs. Aikaterini Daivianida	)	/s/ Aikaterini Daivianida
and Mrs. Chrysanthi Papathanasopoulou	)	Attorney-in-fact
for and on behalf of	)
ALPHA BANK A.E.	)
in the presence of:	)	/s/ Chrysanthi Papathanasopoulou
Attorney-in-fact

Witness:	/s/ Panagiota Sdrolia
Name:	Panagiota Sdrolia
Address:	13 Defteras Merarchias Str., Piraeus, Greece
Occupation:	Attorney-at-law

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